Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Tel (650) 493-9300 Fax (650) 845-5000

February 4, 2005

Synplicity, Inc.

600 West California Avenue

Sunnyvale, California 94086

Re:	Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 13, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,312,949 shares of your Common Stock (the “Shares”) under your 2000 Stock Option Plan, 2000 Director Option Plan, 2000 Employee Stock Purchase Plan and certain December 1999 non plan option agreements (collectively, the “Option Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Option Plans.

It is our opinion that, when issued and sold in the manner described in the Option Plans and pursuant to the agreements which accompany each grant under the Option Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI